EXHIBIT 99.1

News Release

Contact:	Zvi Eiref
Chief Financial Officer
609-279-7666

Church & Dwight Completes Purchase of SpinBrush(R) Toothbrush Business from Procter & Gamble

PRINCETON, N.J.—(BUSINESS WIRE)—Nov. 4, 2005—Church & Dwight Co., Inc. (NYSE:CHD) today announced that it has completed its previously announced purchase of the SpinBrush toothbrush business from Procter & Gamble. The transaction was completed substantially under the original terms announced on September 14, 2005, which called for Church & Dwight to pay $75 million in cash at closing, plus an inventory settlement amount following the business transfer and additional payments of up to $30 million based on the near-term performance of the business.

SpinBrush is a leader in the battery powered segment of the toothbrush category with a range of product offerings for both adults and children. Sales of the business for the year ended June 30, 2005 were $110 million, over 80% of which were in the U.S. and Canada.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the Arm & Hammer trademark and other well-known brand names.